UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 16, 2010

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2010 Annual Meeting of Stockholders of Resources Connection, Inc., at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will hear a brief presentation on the business by the senior management of Resources Connection and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in Section I of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 28, 2010, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray
Executive Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 28, 2010
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SECTION I
QUESTIONS AND ANSWERS
SECTION II PROXY PROPOSALS
III. REQUIRED INFORMATION
DIRECTOR MEETINGS AND COMMITTEES
AUDIT COMMITTEE REPORT
DIRECTOR COMPENSATION -- FISCAL 2010
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE -- FISCAL 2010
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010
OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CALIFORNIA 92614
(714) 430-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 28, 2010

To the Stockholders of Resources Connection, Inc.:

The Annual Meeting of Stockholders of Resources Connection, Inc. will be held at 1:30 p.m., Pacific Daylight Time, on October 28, 2010, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614, for the following purposes:

1. To vote for the election of Neil Dimick and Anthony Cherbak to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2013 and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on September 2, 2010, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Sincerely,

Donald B. Murray
Executive Chairman of the Board
and Chief Executive Officer

Irvine, California
September 16, 2010

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. YOU MAY BE ABLE TO SUBMIT YOUR PROXY ELECTRONICALLY BY USING A TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED ON THE PROXY CARD, OR YOU MAY MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

WE ENCOURAGE YOU TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE IF EITHER OF THESE OPTIONS IS AVAILABLE TO YOU. THE METHOD BY WHICH YOU SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at 1:30 p.m., Pacific Daylight Time, on October 28, 2010, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 16, 2010.

We are enclosing a copy of our 2010 Annual Report to Stockholders, which includes our fiscal 2010 financial statements. The Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 28, 2010.

This Proxy Statement and our 2010 Annual Report to Stockholders are also available electronically on the Company’s website at http://ir.resourcesglobal.com/index.cfm.

In order to accomplish our goal of setting forth our information in a straightforward and understandable way, we have organized this year’s Proxy Statement into three sections. You should read all three sections.

I. Questions and Answers: this section provides answers to frequently asked questions.

II. Proxy Proposals: this section provides information about the proposals to be voted on at the Annual Meeting of Stockholders.

III. Required Information: this section provides information that is required by law to be included in the Company’s Proxy Statement, which has not been included in Sections I and II.

SECTION I

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of two directors (Neil Dimick and Anthony Cherbak) to our Board of Directors for a three-year term expiring at the Annual Meeting in 2013;

2. the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and

3. any other business properly raised at the meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the two nominees for director named in Proposal 1 and FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Section II of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders as of September 2, 2010, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on September 2, 2010, which is known as the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy via the Internet, telephone or mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a bank, brokerage firm or other nominee, you will receive a voting instruction form from your bank, brokerage firm or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope. If you are a stockholder of record and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the two nominees for director named in Proposal 1 and FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Section II of this Proxy.

You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in Section II of this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our Secretary and Chief Legal Officer, or Nathan W. Franke, our Chief Financial Officer and Executive Vice President, to vote in their discretion on those matters.

Who will count the votes?

Representatives of American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 46,045,684 shares of our common stock and unvested shares of restricted stock were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

A plurality of the shares of common stock voted in person or by proxy at the Annual Meeting is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes represented by shares of our common stock in person or by proxy and entitled to vote at the Annual Meeting will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the ratification of the independent registered public accounting firm in Proposal 2, approval will require the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter.

What constitutes a quorum?

A quorum is a majority of the shares of our common stock outstanding on the record date, present in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 46,045,684 shares outstanding as of the record date, holders of at least 23,022,843 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes). If you are a beneficial owner, please note that brokers do not have discretionary authority to vote your shares on your behalf for the election of directors. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered discretionary and may be voted upon by your broker if you do not give instructions. Accordingly, if you do not submit voting instructions to your broker, your shares may be treated as broker non-votes with respect to the election of directors. There will not be any broker non-votes on Proposal 2 to ratify the appointment of the Company’s independent registered accounting firm.

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to the election of directors are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on the election of directors and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for the election of directors in Proposal 1.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For the ratification of the independent registered public accounting firm in Proposal 2, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. In both cases, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2011 Annual Meeting?

Advance Notice Procedures.  Under our bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 30, 2011, and no later than the close of business on July 30, 2011). These requirements are separate from and in addition to the requirements of the U.S. Securities and Exchange Commission (the “SEC”) that a stockholder must meet in order to have a stockholder proposal or director nominee included in next year’s proxy statement.

Stockholder Proposals for the 2011 Annual Meeting.  If you are submitting a proposal to be included in next year’s proxy statement, you may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at our executive offices no later than May 19, 2011.

Stockholder Nominations for the 2011 Annual Meeting.  If you are submitting director nominees for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-11, you must follow the procedures prescribed in SEC Rule 14a-11. To be eligible for inclusion, notice of stockholder nominations on Schedule 14N must be transmitted to our corporate secretary at our executive offices no earlier than April 19, 2011, and no later than May 19, 2011.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this proxy material. If you desire another copy of our Annual Report or would like a copy of our Form 10-K (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.resourcesglobal.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the Annual Report, or wish to receive multiple reports by revoking your consent to householding.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in May in each year. The fiscal years ended May 30, 2009 and May 29, 2010, each consisted of 52 weeks.

SECTION II

PROXY PROPOSALS

1.	ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing two directors, each to serve a term of three years expiring at our 2013 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Neil Dimick and Anthony Cherbak, is presently a member of our Board of Directors. Mr. Dimick has served on the Company’s Board since November 2003. Mr. Cherbak was named to the Board of Directors in 2009 to fill the unexpired term of Karen Ferguson following her resignation from the Company. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Nominees” below).

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Directors Meetings and Committees — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a board of directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The seven directors whose terms do not expire in 2010 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. (See “Other Directors” below).

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named as proxy on the proxy card will vote for such substitute nominee or nominees as our Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by our Board of Directors, as our Board of Directors recommends. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Nominees

The individuals standing for election are:

Neil Dimick, age 61, is a director of Resources Connection, a position he has held since November 2003. Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Board’s Finance, Investment and Retirement committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently also serves on the Board of Directors of WebMD Health Corp. (merged with HLTH Corporation), where he serves as a member of the Executive, Audit and Nominating Committees; Thoratec Corporation, where he serves as Chairman of the Board and as a member of the Audit Committee; Mylan Laboratories, Inc., where he serves as a member of the Audit, Finance and Executive Committees; and Alliance Imaging, Inc., where he serves on the Audit and Finance Committees. Mr. Dimick served on the Board of Directors for HLTH Corporation from 2003 to 2009, chairing their

Nominating and Governance Committee and sitting on the Executive and Audit Committees. Mr. Dimick brings to the Board and the Audit Committee he chairs, eighteen years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide the Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Anthony Cherbak, age 56, is a director of Resources Connection, a position he has held since August 2009. Mr. Cherbak was named the Company’s President and Chief Operating Officer in August 2009, having previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice. Mr. Cherbak brings to the Company and the Board over thirty years of professional services, operations and financial management experience. This experience uniquely qualifies him to manage the Company’s growth in a way that maintains our culture, productivity and well-regarded client service, while realizing cost efficiencies. As the Company’s President and Chief Operating Officer, he brings to the Board insight into the day-to-day operations of the Company, its challenges and opportunities for growth.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Other Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Donald B. Murray, age 63, founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, Chief Executive Officer and President and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Prior to founding Resources Connection, Mr. Murray was Partner-In-Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray was admitted to the Deloitte & Touche partnership in 1983. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee. Mr. Murray’s term of office as one of our directors expires at the Annual Meeting in 2012. In addition to his career credentials as a partner with Deloitte & Touche, as the Company’s founder, he developed its business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano, age 67, is a director of Resources Connection, a position he has held since November 2002. Mr. Pisano has served as our Lead Director since 2004. Mr. Pisano is currently the President and Chief Operating Officer of the Motion Picture Association of America, a position he has held since October 1, 2005, and was named as interim Chief Executive Officer in January 2010. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano is also a director of StateNet, a legislative and regulatory reporting service and Chairman of the Board for the Motion Picture and Television Fund. He served on the Board of the FPA Group of funds, where he sat on the Audit Committee, from 2002 to 2008 and as a director of Netflix, Inc. until October 2005. Mr. Pisano’s term of office as one of our directors expires at the Annual Meeting in 2012. Mr. Pisano’s twenty years of experience as a partner specializing in business litigation while at O’Melveny & Myers followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Susan J. Crawford, age 63, is a director of Resources Connection, a position she has held since May 2009. Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces. A veteran lawyer of thirty years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms Crawford continues to serve on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees. Ms. Crawford’s term of office as one of our directors expires at the Annual Meeting in 2012. Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Michael H. Wargotz, age 52, is a director of Resources Connection, a position he has held since May 2009. Mr. Wargotz is currently the Chief Financial Officer of The Milestone Aviation Group, a global aviation leasing company. Previously, he served as the Co-Chairman of Axcess Luxury and Lifestyle, from August 2009 through July 2010, and as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001. From January 1998 through December 1999, Mr. Wargotz served in a number of executive leadership positions with Cendent Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide as Chair of its Audit Committee and a member of its Executive Committee. Mr. Wargotz’ term of office as one of our directors expires at the Annual Meeting in 2012. Mr. Wargotz brings to the Board more than thirty years of experience as a financial advisor in leadership roles for both public and private companies and is an experienced public company board member.

Jolene Sykes-Sarkis, age 60, is a director of Resources Connection, a position she has held since April 2002. Mrs. Sarkis has been a private marketing and advertising consultant since 2001. Mrs. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Mrs. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2011. Mrs. Sarkis’ experience in managing operations and business development while a Publisher at Fortune and her extensive experience in business leadership and strategic planning, marketing and human resources throughout her career brings a unique skill set to the Board.

Robert F. Kistinger, age 57, is a director of Resources Connection, a position he has held since August 2006. Mr. Kistinger has been the Chief Operating Officer of Bonita Banana Company since 2009. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Kistinger is a member of the board of executive advisors at the Williams College of Business at Xavier University. Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2011. In addition to his financial and operational expertise, having held leadership positions in large multinational companies with operations in Latin America, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Anne Shih, age 63, is a director of Resources Connection, a position she has held since October 2007. Ms. Shih is actively involved in philanthropic endeavors, currently serving as Chairperson of the Board of Governors of the Bowers Museum in Santa Ana, California. Ms. Shih is a native of Taiwan and a founder and board member of the United Chinese American Association and board member of the Historical and Cultural Foundation of Orange County. She was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. Ms. Shih’s term of office as one of our directors expires at the Annual Meeting in 2011. Ms. Shih’s international business experience in China as well as other parts of Asia and the strong business relationships she has developed there over the years is important to the Company and the Board as we expand our international footprint in Asia.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit Committee of the Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2011. This matter is nevertheless being submitted to the stockholders to afford them the opportunity to express their views. If this proposal is not approved at the Annual Meeting by the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the meeting and entitled to vote on this proposal, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

III. REQUIRED INFORMATION

Executive Officers

The following table sets forth information about our executive officers as of September 2, 2010. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Donald B. Murray	63	Executive Chairman of the Board of Directors and Chief Executive Officer
Anthony Cherbak	56	President and Chief Operating Officer
Nathan W. Franke	49	Chief Financial Officer and Executive Vice President
Kate W. Duchene	47	Chief Legal Officer, Executive Vice President of Human Resources and Secretary

Nathan W. Franke.  Mr. Franke has held the position of Chief Financial Officer and Executive Vice President since November 2007. Prior to joining Resources Connection, Mr. Franke was with the firm of Deloitte & Touche LLP for more than twenty-two years, most recently as a senior audit partner, working primarily with publicly-traded companies in the consumer and technology industries.

Kate W. Duchene.  Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Secretary and Executive Vice President of Human Resources, positions she has held since August 2000. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

For information about executive officers Donald B. Murray and Anthony Cherbak, see descriptions under “Other Directors and Nominees” in Section II above.

DIRECTOR MEETINGS AND COMMITTEES

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of five times during fiscal year 2010. During that same period, the Board acted three times by unanimous written consent independent of the Board meetings. No director attended fewer than 79% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2010. The Company’s policy is that directors should make themselves available to attend the Company’s Annual Meeting of Stockholders. Seven of our Board members attended our 2009 Annual Meeting in person; one member attended telephonically.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Mr. Dimick, Mr. Pisano, Ms. Shih, Ms. Sarkis, Mr. Kistinger, Ms. Crawford and Mr. Wargotz is an “independent director” under the NASDAQ Marketplace Rules. Mr. Murray and Mr. Cherbak are currently employed as executive officers of the Company and accordingly do not qualify as “independent directors” under the NASDAQ Marketplace Rules. A copy of the Company’s Corporate Governance Guidelines and Committee Charters can be found on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. There were no transactions, relationships or arrangements engaged in by these directors which the Board had to consider in making its independence determination.

Board Leadership Structure

The Company’s bylaws provide that the Chairman of the Board shall be the Chief Executive Officer, unless the Board vests this position in another officer. During the 2010 fiscal year, the Chief Executive Officer and Chairman roles were separated until Mr. Murray, our Chairman of the Board, reassumed the Chief Executive Officer position on July 22, 2009. The Board believes that its current leadership structure provides independent board oversight and engagement while deriving the benefit of unified leadership and direction by having our Chief Executive Officer also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, the Chief Executive Officer is best positioned to chair regular Board meetings as we discuss key business and strategic issues. Coupled with an independent Lead Director who is elected annually, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Executive Chairman and Chief Executive Officer	Lead Director

Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Director, jointly recommends Committee Chair positions to full Board and the Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to and interacts with external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity. The Board has designated A. Robert Pisano to serve as Lead Director, with responsibilities that are similar to those typically performed by a separate chairman.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

We have reviewed our compensation programs across the company to determine whether they encourage unnecessary or excessive risk taking and we have concluded that they do not.

In particular, as to our compensation arrangements for our executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our executive officers are fixed in amount and thus do not encourage risk taking. Second, while our annual bonus program focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses are determined based on a number of corporate performance factors as described below. In addition, a portion of the qualitative bonus award is not guaranteed at a particular level of performance and the Compensation Committee retains authority to exercise its discretion based on its assessment of the company’s performance, the executive’s individual performance, or any other factors the Compensation Committee may consider. Third, annual incentive awards are capped pursuant to our plan so that Named Officers are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

A significant portion of the compensation provided to our executive officers is in the form of stock options that are important to help further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since grants are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee; (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of individual directors who meet the independence requirements of the NASDAQ Marketplace Rules and, for members of the Audit Committee, applicable rules of the SEC. As referenced earlier, the Board of Directors also created a Lead Director role to serve as a representative for the independent directors regarding the communication and resolution of any emergency situation or any conflict with the management of the Company.

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 29, 2010. The Audit Committee Charter, the Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Mr. Kistinger, Ms. Shih and Ms. Crawford. The Corporate Governance and Nominating Committee of the Board met two times in person during our 2010 fiscal year.

Governance-Related Duties.  The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, including the Company’s Code of Business Conduct and Ethics (the “Code”), which is approved by the entire Board of Directors annually. A copy of the Code is available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com.  The Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.  The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and skills and attributes for new directors. The Corporate Governance and Nominating Committee has also retained a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not engage a professional executive search firm during fiscal 2010. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by the professional search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating director candidates is as follows. The Corporate Governance and Nominating Committee has retained a professional search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential candidates, whether identified by the search firm, stockholders or Board members, are reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more candidates to the Board of Directors for nomination. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the Annual Meeting (or, if between Annual Meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection Stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of stockholders to be held in 2011 should send a signed letter of recommendation, to be received before May 19, 2011, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The Company’s bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions &

Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2011 Annual Meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Pisano, Mr. Dimick and Mr. Wargotz. The Compensation Committee of the Board met three times in person and four times by telephone during our 2010 fiscal year.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve all of the Company’s compensation programs applicable to executive officers, including all forms of salary and grants of bonus and equity compensation;

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management;

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval; and

•	To review and approve severance or similar payments to the Company’s executive officers.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2010.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee evaluates such retention on an annual basis in light of the business needs of the organization at the relevant time. The Company did not engage a compensation consultant during fiscal 2010 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Committee’s evaluation of executive and director compensation, however, during fiscal 2010, the company subscribed to Equilar, which is a web-based provider of historical information, products and proprietary survey data regarding executive and director compensation.

Audit Committee

During fiscal 2010, the Audit Committee of our Board of Directors consisted of three non-employee directors, Mr. Dimick, Mr. Kistinger and Mr. Wargotz. Mr. Dimick qualifies as the committee’s financial expert and serves as the Audit Committee Chairperson. The members of our Audit Committee met seven times during our 2010 fiscal year.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as described under the caption “All Other Fees” below, to ensure such services are compatible with maintaining the independence of PricewaterhouseCoopers LLP. In discharging its duties, the Committee:

•	appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	meets independently with our internal finance staff, our independent registered public accounting firm and our senior management; and

•	consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

Fees

PricewaterhouseCoopers LLP’ charges for fiscal years 2010 and 2009 were as follows:

	2010		2009

Audit Fees	$914,974		$969,393
Audit Related Fees	$58,572	(3)	$2,000	(1)
Tax Fees	—		—
All Other Fees	$1,500	(2)	$1,500	(2)

(1)	S-8 Registration Statement

(2)	Accounting literature subscription

(3)	Sitrick Brincko Group acquisition

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (i) all auditing services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2010 and fiscal 2009, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for monitoring the preparation of and reviewing the quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•	second, the Audit Committee is responsible for the appointment, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements for the years ended May 31, 2008, May 30, 2009, and May 29, 2010, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and PricewaterhouseCoopers LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 29, 2010.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Michael Wargotz

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information on the hotline is posted on the Contact Investor Relations page of our website at www.resourcesglobal.com. The toll free number is (866) 588-5733.

DIRECTOR COMPENSATION — FISCAL 2010

The following table presents information regarding the compensation paid during fiscal 2010 to individuals who were members of our Board of Directors at any time during fiscal 2010 and who were not also our employees (referred to herein as “non-employee directors”). The compensation paid to any director who was also one of our employees during fiscal 2010 is presented below in the “Summary Compensation Table — Fiscal 2010” and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

	Fees Earned		Option
	or Paid in	Stock	Awards
Name	Cash ($)(1)	Awards ($)(2)	($)(2)(3)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)

A. Robert Pisano	40,000	—	31,117	71,117
Neil Dimick	40,000	—	31,117	71,117
Jolene Sykes-Sarkis	35,000	—	31,117	66,117
Robert Kistinger	35,000	—	31,117	66,117
Anne Shih	30,000	—	31,117	61,117
Susan Crawford	30,000	—	31,117	61,117
Michael Wargotz	35,000	—	31,117	66,117

(1)	The amounts reported in Column (b) include the full annual retainer for any non-employee directors who elected to receive stock option grants under the Company’s 2004 Performance Incentive Plan (the “2004 Plan”) in lieu of cash retainers. For our 2010 fiscal year, Ms. Crawford and Mr. Pisano elected to receive their $25,000 annual retainer in the form of fully vested stock options instead of cash and, under the terms described below, each was granted 2,328 options on January 4, 2010. Such stock options had a grant date fair value for financial statement reporting purposes equal to $24,146. No portion of the dollar amount recognized for financial statement reporting purposes with respect to this award is included in the Option Awards column (Column (d)) above in accordance with the rules of the SEC, since the entire amount of the retainer, $25,000, has been included as fees earned in Column (b) above.

(2)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in Column (d) of the table above reflect the fair value on the grant date of the option awards granted to our non-employee directors during fiscal year 2010 as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see (i) the discussion of stock awards and option awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2010, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option and restricted stock awards granted in those years. We did not grant any stock awards (other than stock options) to our non-employee directors in fiscal year 2010.

(3)	As described below, each of our continuing non-employee directors was granted an award of 3,000 stock options on January 4, 2010, the first market date of the calendar year. Each such continuing non-employee director’s stock option award had a fair value (for financial statement reporting purposes) equal to $31,117 on the grant date. See footnote (2) above for the assumptions used to value these awards.

(4)	The following table presents the aggregate number of outstanding unexercised options held by each of our non-employee directors as of May 29, 2010.

Number of
Director	Options Outstanding

A. Robert Pisano	45,042
Neil Dimick	28,000
Jolene Sykes-Sarkis	29,897
Robert Kistinger	21,000
Anne Shih	15,000
Susan Crawford	14,328
Michael Wargotz	12,000

Director Compensation

Compensation for non-employee directors during fiscal 2010 generally consisted of an annual cash retainer, additional fees for serving on committees, or as a committee chairperson, and awards of stock options.

Annual Retainer

The following table sets forth the schedule of annual retainer fees for each non-employee director in effect during fiscal 2010:

Dollar
Type of Fee	Amount

Annual Board Retainer	$25,000
Additional Fee for Service on each Committee of the Board of Directors	$5,000
Additional Fee for the Chairpersons of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee	$5,000

Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Stock Option Awards

Annual Grants.  Each continuing non-employee director is currently entitled to receive an annual award of 3,000 stock options on the first market date of the calendar year. Each stock option may be exercised to purchase one share of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. Each continuing non-employee director’s stock option award has a maximum term of ten years, and is subject to a four-year vesting period. Subject to each non-employee director’s continued service, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. If a non-employee director’s service terminates for any reason, the unvested portion of his or her stock option award will immediately terminate. Vested options will generally remain outstanding and exercisable for three years after a director’s service terminates. Any vested options that are not exercised within the applicable post-termination of service exercise window will terminate.

If there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each director’s stock option award will become fully vested and exercisable, unless the Board of Directors determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Board of Directors has the discretion to accelerate the vesting of each director’s stock option award in connection with a change in control as defined in the 2004 Plan. Any options that become vested in connection with a corporate transaction described above (including a change in control) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

Each continuing non-employee director’s stock option award was granted under, and is subject to the terms of, the 2004 Plan. With respect to awards to directors, the plan is administered by the Board of Directors, and the Board of Directors has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above. Directors are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a director upon his death or as approved by the Board of Directors.

Initial Grants.  Each non-employee director who is newly appointed to the Board of Directors is entitled to a one-time award of 6,000 stock options on the date he or she is first appointed. Non-employee directors’ initial stock option awards become vested in the same manner and according to the same vesting schedule described above for annual grants, and otherwise have the same material terms as annual stock option awards described above.

Elective Grants.  Each non-employee director is given the option to elect to forego his or her annual board retainer (but not other cash fees) and receive an award of stock options instead. These stock options are granted on the first market day in the calendar year the annual board retainer otherwise would have been paid. The stock option award is equal to that number of shares of common stock determined by dividing the amount of the annual board retainer by the closing price of a share of our common stock on the grant date, and multiplying the result by two. These elective options are fully vested on the grant date and may be exercised for three years after the director’s service on the board terminates (subject to earlier termination on the expiration date of the option or in connection with a corporate transaction as described above). Otherwise, these elective options have the same material terms as annual stock option awards described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering our 2010 fiscal year, our executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive and principal financial officers, and to our two other most highly compensated individuals who were serving as executive officers at the end of our 2010 fiscal year. These individuals are listed in the “Summary Compensation Table — Fiscal 2010” below and are referred to as the “Named Officers” in this Proxy Statement. As noted below, both Mr. Christopoul and Ms. Ferguson served as named executive officers during part of fiscal 2010 and are listed in the “Summary Compensation Table — Fiscal 2010.” Unless otherwise specified, references to the “Named Officers” in this Proxy Statement do not include Mr. Christopoul or Ms. Ferguson.

During our 2010 fiscal year, the Company’s executive compensation programs were determined and approved by the Compensation Committee. None of the Named Officers were members of the Compensation Committee during fiscal 2010. The Compensation Committee takes into account the Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. For example, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2010. The other Named Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate, reward and retain high caliber talent; (2) create a meaningful direct relationship between pay and performance; and (3) create appropriate incentives for the executives to maximize stockholder value over time. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	“At Risk” Compensation. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual, cash-based incentive compensation opportunity, a long-term equity incentive opportunity and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance
• Incentivize creation of stockholder value

Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high caliber talent

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group. In 2006, with the help of Mercer Human Resource Consulting, we selected the following twelve companies as our peer group companies for our 2006 fiscal year: Robert Half International, Inc., Hewitt Associates, Inc., MPS Group, Inc., Watson Wyatt Worldwide, Inc., KForce, Inc., Navigant Consulting, Inc., Korn/Ferry International, FTI Consulting, Inc., Bearing Point, Heidrick & Struggles International, CRA International, Inc., and Huron Consulting Group, Inc. Subsequent to the 2006 study, Bearing Point, Hewitt Associates, Inc., MPS Group, Inc. and Watson Wyatt Worldwide, Inc. no longer exist as independent public companies and, therefore, are no longer part of the comparative peer group. In fiscal year 2010, following a review of the current business models, the Compensation Committee determined that it would continue to rely on the public companies remaining in the peer review for purposes of determining fiscal year 2010 compensation. We believe that these peer group companies are comparable either in terms of product or industry, revenue levels, market capitalization or business model delivery. We believe these peer group companies, which are generally publicly-traded, professional services companies, compete with us for executive talent and provide relevant comparative compensation data for the Company.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our Named Officers to similar compensation opportunities provided to comparable executives at our peer group companies as determined by the information from Equilar and other publicly-available sources. This information is used as background information to aid in the decision-making process for the Compensation Committee in exercising its subjective judgment. Based on this analysis, information previously analyzed by Mercer Human Resource Consulting, and historical proxy data from the comparative peer group, we believe that we have crafted a fair and equitable compensation plan for our Named Officers. All of this data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment are fair and reasonable pay practices for our executives. However, the Compensation Committee does not “benchmark” executives’ compensation at any specific level in comparison to market data and uses its own subjective judgment and knowledge of the industry to determine the compensation level for our Named Officers. Our Company operates what we believe is a more unique compensation program that reinforces a team-based culture and rewards executives more for company and team-based results than particular individual achievements.

Employment Agreements

During fiscal 2009, the Company amended and restated Mr. Murray’s employment agreement and entered into new employment agreements with Mr. Cherbak, Ms. Duchene and Mr. Franke. In entering into these agreements, the Company was driven by a desire to provide certain severance protections for this group consistent with the employment arrangements of the other executive vice president and customary for similarly-situated executives within the peer group. There were no other material changes to the base salary or benefits provided to these executives through the written employment agreements. The Compensation Committee, as set forth below, believes that such severance protections play a valuable role in attracting and retaining high caliber talent. In exercising its subjective judgment, the Compensation Committee believes that these protections are appropriate and an effective way to offer executives financial security to offset the risk of foregoing employment with another professional services company. The specific terms of each of these employment agreements are discussed below under the relevant sections of this Proxy Statement.

Current Executive Compensation Program Elements

Base Salaries

The Compensation Committee generally reviews the base salary paid to each Named Officer on an annual basis. Under the Named Officer’s employment agreement, the Compensation Committee may increase the Named Officer’s then current base salary based on its review, but it may not reduce the base salary level. The Compensation Committee takes into account the Chief Executive Officer’s recommendations regarding the compensatory arrangements for the Company’s Named Officers other than the Chief Executive Officer.

In determining whether base salary increases for fiscal 2010 were appropriate, we considered the base salary increases awarded to our other employees within the Company, each Named Officer’s length of service, our general financial performance and growth, any minimum base salary amount provided for in a Named Officer’s employment agreement, a subjective determination of each Named Officer’s past performance and expected future contributions, and the base salaries and total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data). In September 2009, Mr. Cherbak’s base salary was increased to $400,000 to reflect the added responsibilities of his new position as President and Chief Operating Officer. Ms. Duchene and Mr. Franke’s base salaries were not increased during fiscal 2010. Mr. Murray’s base salary remained at $583,000, as approved by the Compensation Committee in fiscal year 2007. Column (c) of the “Summary Compensation Table — Fiscal 2010” below shows the base salary paid to each Named Officer for fiscal 2010.

Annual Incentive Compensation Opportunity

The Compensation Committee established an executive incentive bonus plan for our 2010 fiscal year in which the Named Officers were eligible to participate. The executive incentive bonus plan sets forth each Named Officer’s target annual incentive compensation opportunity and the overall bonus structure and mechanics for the fiscal year. Neither Mr. Christopoul nor Ms. Ferguson participated in this plan because it was approved after their departure from the Company.

The Compensation Committee set each Named Officer’s target and maximum annual incentive compensation opportunity for our 2010 fiscal year as a percentage of his or her base salary. The Named Officer’s target and maximum bonus percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable bonus opportunities in effect at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate incentives to reinforce our team-based management culture and maximize stockholder value.

Mr. Murray’s fiscal 2010 target annual incentive compensation opportunity was set at 100% of his base salary, and his maximum incentive compensation opportunity was set at 225% of his base salary. The fiscal 2010 target annual incentive compensation opportunities for the other Named Officers were set at 75% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries. Mr. Murray’s higher percentage is reflective of his overall responsibilities for the operation and results of the Company. The Compensation Committee determined in its discretion that these levels provided for fair and competitive rewards to the Named Officers after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Under the executive incentive bonus plan, each Named Officer’s annual incentive compensation opportunity has a quantitative component and a discretionary component. The quantitative component constitutes 60% of each Named Officer’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and adjusted operating income growth for the fiscal year as compared with performance targets established by the Compensation Committee. The Company selected these performance measures for the bonus plan because we believe they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer and communicate. For fiscal 2010, the Compensation Committee adjusted the quantitative component down to 60% from 75% the prior year because, as determined in its subjective judgment, the uncertain, external economic environment made setting quantitative targets difficult for a services firm and it wanted to reserve greater discretion in the qualitative award component.

Under the plan, the Company must achieve at least 75% of the revenue performance target for the Named Officers to receive any payment in respect of the quantitative component of their annual incentive compensation opportunity. If the revenue performance threshold is achieved, the first 50% of the quantitative component will become payable based on the Company’s revenue for the fiscal year. If the adjusted operating income performance threshold is achieved, the other 50% of the quantitative component will become payable based on the Company’s adjusted operating income for the fiscal year. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 75% of the target amounts, the target payment will be made if the Company achieves the target performance level and the maximum payment will be made if the Company achieved performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure and the maximum payout is equal to 225% of the target amount attributable to the performance measure for Mr. Murray and 200% for Ms. Duchene, Mr. Cherbak and Mr. Franke. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

			Actual
			Payout
Metric		Fiscal 2010	Percentage		Award
Definition	Target	Actual Results	Achieved	Weighting	Frequency

Revenue	$581,000,000	$498,998,000	85.9%	30%	Annual
Adjusted Operating Income	$6,300,000	$5,221,000	82.9%	30%	Annual

The remaining 20-40% of each Named Officer’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee in its discretion. Such factors generally include the Company’s financial performance for the year against plan, the individual Named Officer’s performance for the year, whether any Named Officer completed any special projects or transactions during the year and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component allows the Company to achieve its compensation objectives. In fiscal 2010, the Compensation Committee increased its discretionary reserve from 25% to up to a maximum of 40% of the annual incentive opportunity because, as determined in its subjective judgment, it was especially difficult to predict performance levels in the midst of a global recession.

For fiscal 2010, the Compensation Committee based its annual incentive determinations for the Named Officers on its subjective assessment of the Company’s management of operating costs, client retention and continuity, cash flow, employee retention, strategic business model expansion, development and growth of leadership and management skills, effective team stewardship of the Company’s culture and development of service offerings. These factors did not include any specific, objective goals, and there was no specific weighting of the particular factors. The considerations for the fiscal 2010 executive incentive bonus plan awards included the following:

•	The Company closed fiscal year 2010 with $140.9 million in cash, cash equivalents and short-term investments and no debt on the balance sheet.

•	The Company managed its operating costs by reducing selling, general and administrative expenses by $29.7 million or 14%.

•	The Company achieved positive operating cash flow of $7.7 million, in addition to repurchasing approximately $9.0 million of the Company’s stock and funding $28.3 million in acquisition-related cash costs.

•	Trends returned to year over year and sequential growth in the fourth quarter. The Company improved its adjusted EBITDA margin in each successive quarter of fiscal 2010, to 11% in the fourth quarter.

•	In a time of unprecedented bankruptcies and financial turmoil, the Company incurred no significant receivable write-offs.

•	The Company achieved 100% retention of its top 50 clients during fiscal 2010.

•	The Company completed the acquisition of Sitrick Brincko Group and is beginning to realize the anticipated synergies from such acquisition.

•	The Company retained all key executives and field operations management in the face of the difficult economy which the Compensation Committee determined would help provide a stable platform for the company’s future success.

•	In the Compensation Committee’s judgment, each Named Officer expanded his or her area of management or leadership to meet the evolving needs of the business: management oversight of the Sitrick Brincko Group, the acquired communications, restructuring and management consulting business overseen by Mr. Murray; assumption of the President role for Mr. Cherbak; IT responsibility transitioned to Mr. Franke; and marketing oversight transitioned to Ms. Duchene.

Based upon the Compensation Committee’s subjective assessment of these achievements and the Compensation Committee’s subjective assessment of general competitive compensation practices, the Compensation Committee awarded the Named Officers the maximum discretionary incentive awards for the fiscal year.

The discretionary award determined by the Compensation Committee for each of Ms. Duchene, Mr. Cherbak and Mr. Franke amounted to 60% of their respective base salaries for fiscal 2010. The discretionary award determined by the Compensation Committee for Mr. Murray amounted to 90% of his base salary for fiscal 2010. The amounts paid to each Named Officer in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in Column (d) of the “Summary Compensation Table — Fiscal 2010” below.

Long-Term Equity Incentive Awards

The Company’s view is that the Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders. The Named Officers’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date.

Stock option grants to our Named Officers typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the Named Officers to remain in our employ, and also focuses the Named Officers on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period strikes an appropriate balance between the interests of the Company, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our Named Officers is a subjective decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s performance results relative to revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance performance, risk management, the total cash compensation paid to the Named Officers in our immediately preceding fiscal year, the number and value of options previously granted, dilution effects on our stockholders and ensuring that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and ensuring that the Named Officers were provided with total long-term equity compensation and total compensation amounts that we thought were appropriate and competitive. We believe the size of each Named Officer’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of total compensation “at risk.” The number of options granted to each Named Officer during this fiscal year and the grant date fair value of these options for purposes of the Company’s financial statements is presented in the “Summary Compensation Table — Fiscal 2010” and the “Grants of Plan-Based Awards in Fiscal 2010” table below. A description of the material terms of the stock option awards granted during the fiscal year is presented in the narrative section following the “Grants of Plan-Based Awards in Fiscal 2010” table below.

Perquisites

Our Named Officers received an automobile allowance during fiscal 2010, but we did not otherwise provide the Named Officers with any perquisites or personal benefits. We do not believe that perquisites or personal benefits were a material element of our executive compensation program for fiscal 2010. During fiscal 2010, the Named Officers were eligible to participate in the Company’s health and welfare programs that are generally available to other employees.

Severance and Other Benefits

Employment Agreements.  The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry that we operate in, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Pursuant to their employment agreements in effect during fiscal year 2010, each of the Named Officers would be entitled to severance payments if their employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of the Chief Executive Officer’s severance benefits differs from the other Named Officers because of the scope and responsibility of the position and the competitive pay practices for such a role. The other Named Officers’ severance benefits are generally the result of negotiations with the group as the Company sought to provide consistent packages with our objective of utilizing severance benefits to attract and retain team-oriented executives. We generally provide each Named Officer with amounts and types of severance benefits that we believe are reasonable and will permit us to attract and/or continue to employ the individual Named Officer.

Under the Named Officers’ employment agreements in effect at the end of fiscal 2010, each executive would be entitled to reimbursement for the full amount of any excise taxes imposed on his or her severance benefits and any other payments under Section 4999 of the Internal Revenue Code. We provide the Named Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of the executives’ severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that he or she may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his or her severance protections that we have determined to be appropriate.

The Named Officers’ employment agreements are described in further detail in the narrative following the “Summary Compensation Table — Fiscal 2010” and in the “Potential Payments Upon Termination or Change in Control” section below.

Severance Agreement with Thomas D. Christopoul.  Mr. Christopoul resigned as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors, effective July 22, 2009. In connection with his resignation, Mr. Christopoul entered into a severance and general release agreement with the Company. Pursuant to the agreement, Mr. Christopoul’s employment with the Company ended effective July 22, 2009, and, in exchange for a release of claims in favor of the Company, Mr. Christopoul received the separation payments and benefits described in the “Potential Payments Upon Termination or Change in Control” section below under the heading, “Severance Agreement with Thomas D. Christopoul.” This agreement was negotiated with Mr. Christopoul and the Compensation Committee determined that these payments and benefits were appropriate in order to secure a release of claims in the Company’s favor.

Severance Agreement with Karen M. Ferguson.  Ms. Ferguson resigned as the Company’s Vice President and Chief Strategy Officer and as a member of the Company’s Board of Directors, effective August 21, 2009, and August 17, 2009, respectively. In connection with her resignation, Ms. Ferguson entered into a severance and general release agreement with the Company. Pursuant to the agreement, Ms. Ferguson’s employment with the Company ended as of August 21, 2009, and, in exchange for a release of claims in favor of the Company, Ms. Ferguson received the separation payments and benefits described in the “Potential Payments Upon Termination or Change in Control” section below under the heading, “Severance Agreement with Karen M. Ferguson.” This agreement was negotiated with Ms. Ferguson and the Compensation Committee determined that these payments and benefits were appropriate given Ms. Ferguson’s tenure with the Company and in order to secure a release of claims in the Company’s favor.

Section 162(m) Policy

Under current IRS guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. To the extent reasonably practicable and consistent with our compensation objectives, the Compensation Committee will generally take action to qualify executive compensation as performance-based under Section 162(m), except in those limited cases in which the Compensation Committee believes stockholder interests are best served by retaining flexibility. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We have intended to structure stock option grants to the Company’s executive officers under the 2004 Plan as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Subsequent Committee Actions

Except as noted below, the Company’s management and the Compensation Committee anticipate that compensation of the Named Officers in fiscal 2011 will be determined in a manner similar to how such compensation was determined in fiscal 2010. For fiscal 2011, the Compensation Committee revised one of the quantitative metrics in the annual incentive plan from adjusted operating income to adjusted EBITDA, which it believes to be a more straightforward measure used by management to assess the core performance of the Company.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Compensation Committee of the Board of Directors

Jolene Sykes-Sarkis, Chairperson
A. Robert Pisano
Neil Dimick
Michael Wargotz

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of our 2010 fiscal year. No member of the Compensation Committee at any time during the 2010 fiscal year was an executive officer or employee of the Company during or prior to the 2010 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during our 2010 fiscal year.

SUMMARY COMPENSATION TABLE — FISCAL 2010

The following table presents information regarding compensation of our Named Officers for services rendered during fiscal 2010. To the extent any Named Officers were also named officers for fiscal 2009 and fiscal 2008, compensation information for fiscal 2009 and fiscal 2008 is also presented for such Named Officers.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	Earnings ($)	($)(4)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald B. Murray	2010	583,000	524,551	-0-	788,931	197,449	-0-	22,350	2,116,281
Chief Executive Officer(6)	2009	583,000	-0-	-0-	602,568	-0-	-0-	19,592	1,205,160
	2008	583,000	291,500	-0-	239,092	218,625	-0-	12,375	1,344,592
Anthony Cherbak	2010	382,231	239,397	-0-	438,295	101,603	-0-	62,013	1,223,539
President and Chief Operating	2009	320,769	200,000	-0-	346,477	-0-	-0-	19,592	886,838
Officer(7)	2008	318,000	119,250	-0-	79,697	89,756	-0-	459	607,162
Kate W. Duchene	2010	330,000	198,178	-0-	306,807	83,822	-0-	59,760	978,567
Executive Vice President	2009	320,769	197,500	-0-	331,412	-0-	-0-	19,592	869,273
of Human Resources and Chief Legal Officer	2008	318,000	119,250	-0-	79,697	89,756	-0-	3,375	610,078
Nathan W. Franke	2010	330,000	198,178	-0-	306,807	83,822	-0-	55,445	974,252
Executive Vice President	2009	306,923	197,500	-0-	331,412	-0-	-0-	19,592	855,427
and Chief Financial Officer	2008	155,769	56,250	-0-	178,690	42,338	-0-	1,413	434,460
Thomas D. Christopoul	2010	86,538	-0-	-0-	-0-	-0-	-0-	3,556,154	3,642,692
Former President & Chief Executive Officer(8)	2009	500,000	281,250	-0-	2,117,043	-0-	-0-	15,000	2,913,293
Karen M. Ferguson	2010	77,217	-0-	-0-	-0-	-0-	-0-	1,286,454	1,363,671
Former Executive Vice	2009	320,769	190,000	-0-	331,412	-0-	-0-	19,592	861,773
President(9)	2008	318,000	119,250	-0-	79,697	89,756	-0-	12,375	619,078

(1)	The amounts reported in Column (d) above represent amounts earned in respect of the discretionary component of the Named Officers’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “Current Executive Compensation Program Elements — Annual Incentive Compensation Opportunity.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(2)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) of the table above for fiscal year 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Officers during fiscal year 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see (i) the discussion of stock awards and option awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2010, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the option and restricted stock awards granted in those years. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for fiscal 2009 and fiscal 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal 2009 and fiscal 2008 on a similar basis as the fiscal 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in fiscal 2009 and fiscal 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for fiscal 2009 and fiscal 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(3)	The amounts reported in Column (g) above represent amounts earned in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for the applicable fiscal year, as described in more detail in the “Compensation Discussion and Analysis” section above under the heading, “current Executive Compensation Program Elements — Annual Incentive Compensation Opportunity.” Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(4)	The amounts reported for fiscal 2010 in Column (i) for Mr. Murray, Mr. Cherbak, Ms. Duchene and Mr. Franke include an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $7,350. In addition, when the company eliminated paid time off (“PTO”) grants to the Named Officers, a one-time payout of accrued PTO was made in the amount of $33,095 for Mr. Franke, $37,411 for Ms. Duchene and $39,663 for Mr. Cherbak.

(5)	The amount reported for fiscal 2010 in Column (i) for Mr. Christopoul includes a car allowance of $2,308, a one-time payout of accrued PTO in the amount of $53,846 in connection with his separation and a severance payment in accordance with the terms of his Severance and General Release Agreement in the amount of $3,500,000. The amount reported for fiscal 2010 in Column (i) for Ms. Ferguson includes a car allowance of $3,461.52; four monthly payments of $31,182.69, equal to her then current base salary and automobile allowance; and a severance payment in accordance with the terms of her Severance and General Release Agreement of $1,155,000, plus interest in the amount of $3,261.91.

(6)	Effective June 1, 2008, Mr. Murray relinquished his positions as the Company’s President and Chief Executive Officer to become the Executive Chairman of the Company’s Board of Directors. Upon Mr. Christopoul’s resignation on July 22, 2009, Mr. Murray resumed his position as the Company’s Chief Executive Officer and continues to serve as the Executive Chairman.

(7)	Mr. Cherbak was promoted to the Company’s President and Chief Operating Officer on August 18, 2009.

(8)	Mr. Christopoul resigned from his positions as the Company’s President and Chief Executive Officer effective July 22, 2009.

(9)	Ms. Ferguson resigned from her positions as the Company’s Executive Vice-President and Chief Strategy Officer effective August 21, 2009.

Compensation of Named Officers

The “Summary Compensation Table — Fiscal 2010” above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during the applicable fiscal years. The primary elements of each Named Officer’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of stock options, and for Mr. Cherbak, shares of restricted stock granted during our 2006 fiscal year in connection with his commencement of employment. Named Officers also received the other benefits listed in Column (i) of the “Summary Compensation Table — Fiscal 2010”, as further described in footnotes (4) and (5) to the table.

The “Summary Compensation Table — Fiscal 2010” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s employment agreement and base salary and the discretionary component of his or her annual incentive compensation opportunity is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2010” table and the description of the material terms of the nonqualified stock options granted in fiscal 2010 and of the quantitative component of Named Officers’ annual incentive compensation opportunities that follows it, provide information regarding the stock options and incentive bonus opportunities awarded to the Named Officers for our 2010 fiscal year. The “Outstanding Equity Awards at Fiscal 2010 Year-End” and “Option Exercises and Stock Vested in Fiscal

2010” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements with each of the Named Officers. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Mr. Christopoul’s employment with the Company terminated, effective July 22, 2009, and, accordingly, he is no longer entitled to the benefits pursuant to his employment agreement. The terms of Mr. Christopoul’s severance agreement are described in the “Compensation Discussion and Analysis” section above under the heading “Current Executive Compensation Program Elements — Severance and Other Benefits,” and in the “Potential Payments Upon Termination or Change in Control” section below under the heading “Severance Agreement with Thomas D. Christopoul.”

Ms. Ferguson’s employment with the Company terminated, effective August 21, 2009, and, accordingly, she is no longer entitled to the benefits pursuant to her employment agreement. The terms of Ms. Ferguson’s severance agreement are described in the “Compensation Discussion and Analysis” section above under the heading “Current Executive Compensation Program Elements — Severance and Other Benefits,” and in the “Potential Payments Upon Termination or Change in Control” section below under the heading, “Severance Agreement with Karen M. Ferguson.”

Donald B. Murray.  On June 1, 2008, we entered into an amended and restated employment agreement with Mr. Murray. The amended employment agreement provides for term expiring March 31, 2009, with the term thereafter being extended for one year on each April 1 (commencing with April 1, 2009) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Murray will receive an annualized base salary of $550,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Murray to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Murray is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Murray current annual salary, as set by the Board of Directors, is $583,000.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke.  On July 17, 2008, we entered into employment agreements with Mr. Cherbak, Ms. Duchene and Mr. Franke. Each of these agreements provides for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2011) unless either party provides notice that the term will not be extended. Each agreement provides for the executive to receive an annualized base salary of $318,000 (or, in the case of Mr. Franke, $300,000), subject to annual review by the Board of Directors. The Chief Executive Officer, in consultation with the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, each agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. The current annual base salary for Mr. Cherbak, Ms. Duchene and Mr. Franke, as set by Mr. Murray, in consultation with the Board of Directors, is $400,000, $330,000 and $330,000, respectively.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table presents information regarding the (i) nonqualified stock options that were granted to the Named Officers during our 2010 fiscal year under our 2004 Plan and (ii) potential threshold, target and maximum amounts payable in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for our 2010 fiscal year. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

						All Other
						Option
					All Other Stock	Awards:	Exercise	Grant Date
		Estimated Potential Payouts			Awards: Number	Number of	or Base	Fair Value
		Under Non-Equity			of Shares	Securities	Price of	of Stock and
		Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	$	(#)	(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Donald B. Murray	—	104,940	349,800	787,050	—	—	—	—
	2/19/10				—	90,000	17.90	788,931
Anthony Cherbak	—	54,000	180,000	360,000	—	—	—	—
	2/19/10				—	50,000	17.90	438,295
Kate W. Duchene	—	44,550	148,500	297,000	—	—	—	—
	2/19/10				—	35,000	17.90	306,807
Nathan W. Franke	—	44,550	148,500	297,000	—	—	—	—
	2/19/10				—	35,000	17.90	306,807
Thomas D. Christopoul	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Karen M. Ferguson	—	—	—	—	—	—	—	—

(1)	Amounts reported represent the potential amounts payable for our 2010 fiscal year in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each Named Officer for our 2010 fiscal year in respect of this component of his or her annual incentive compensation opportunity are reported in Column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2010” above.

(2)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in Column (i) of the table above for fiscal year 2010 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in Column (i), please see footnote (2) to the “Summary Compensation Table — Fiscal 2010” above.

Description of Plan-Based Awards

Nonqualified Options.  Each stock option granted during fiscal 2010 may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each Named Officer’s stock option award has an ordinary maximum term of ten years, and is subject to a four-year vesting period. Subject to each Named Officer’s continued employment through each applicable vesting date, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. The Named Officers’ stock option awards may also become vested under the circumstances described in the “Potential Payments Upon Termination or Change in Control” section below. Upon a Named Officer’s termination of employment, the unvested portion of his or her stock option award (after giving effect to any vesting occurring in connection with the termination of employment) will immediately terminate. Vested options will generally remain outstanding and exercisable for three months after a Named Officer’s termination of employment, although this period may be extended or reduced depending on the circumstances of the termination of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate, and both vested and unvested options will immediately terminate upon a Named Officer’s termination of employment for cause.

Pursuant to the terms of the 2004 Plan, if there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each Named Officer’s stock option award will become fully vested and exercisable, unless the Compensation Committee determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Compensation Committee has the discretion under the 2004 Plan to accelerate the vesting of each Named Officer’s (and other employees’) stock option award in connection with a change in control event as such term is defined in the 2004 Plan and the Named Officers may also become vested in their stock options upon such a change in control event under the circumstances described in the “Potential Payments Upon Termination or Change in Control” section below. Any options that become vested in connection with a corporate transaction described above (including a change in control event) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

Each Named Officer’s stock option award was granted under, and is subject to the terms of, the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, and the Compensation Committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above, and making provision to ensure that participants satisfy any required withholding taxes.

The Named Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Officer upon his or her death or as approved by the Compensation Committee.

Non-Equity Incentive Plan Awards.  For information on the non-equity incentive plan awards granted to our Named Officers for fiscal 2010, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Current Executive Compensation Program Elements — Annual Incentive Compensation Opportunity”.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of our 2010 fiscal year on May 29, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

		Number of	Number of			Number of
		Securities	Securities			Shares or	Market Value
		Underlying	Underlying			Units of	of Shares or
		Unexercised	Unexercised	Option	Option	Stock that	Units of Stock
		Options	Options	Exercise	Expiration	Have not	that Have not
		(#)	(#)	Price	Date	Vested	Vested
Name	Grant Date	Exercisable(1)	Unexercisable(2)	($)	(3)	(#)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Donald B. Murray	1/10/2001	20,000	0	$8.82	1/10/2011	—	—
	4/1/2002	150,000	0	$14.33	4/1/2012	—	—
	2/14/2003	75,000	0	$8.27	2/14/2013	—	—
	7/30/2003	75,000	0	$11.96	7/30/2013	—	—
	2/23/2004	150,000	0	$15.38	2/23/2014	—	—
	2/10/2005	75,000	0	$24.46	2/10/2015	—	—
	2/17/2006	75,000	0	$27.41	2/17/2016	—	—
	2/1/2007	50,625	16,875	$31.80	2/1/2017	—	—
	3/27/2008	16,876	16,874	$17.89	3/27/2018	—	—
	2/19/2009	22,500	67,500	$14.48	2/19/2019	—	—
	2/19/2010	0	90,000	$17.90	2/19/2020	—	—

		Number of	Number of			Number of
		Securities	Securities			Shares or	Market Value
		Underlying	Underlying			Units of	of Shares or
		Unexercised	Unexercised	Option	Option	Stock that	Units of Stock
		Options	Options	Exercise	Expiration	Have not	that Have not
		(#)	(#)	Price	Date	Vested	Vested
Name	Grant Date	Exercisable(1)	Unexercisable(2)	($)	(3)	(#)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Anthony Cherbak	7/1/2005	25,000	0	$23.49	7/1/2015	—	—
	2/1/2007	16,875	5,625	$31.80	2/1/2017	—	—
	3/27/2008	5,626	5,624	$17.89	3/27/2018	—	—
	2/19/2009	12,938	38,812	$14.48	2/19/2019	—	—
	2/19/2010	0	50,000	$17.90	2/19/2020	—	—
	7/11/2005	—	—	—		5,000	$80,700
Kate W. Duchene	1/10/2001	34,172	0	$8.82	1/20/2011	—	—
	2/14/2003	6,250	0	$8.27	2/14/2013	—	—
	7/30/2003	25,000	0	$11.96	7/30/2013	—	—
	2/23/2004	50,000	0	$15.38	2/23/2014	—	—
	2/10/2005	25,000	0	$24.46	2/10/2015	—	—
	2/17/2006	25,000	0	$27.41	2/17/2016	—	—
	2/1/2007	16,875	5,625	$31.80	2/1/2017	—	—
	3/27/2008	5,626	5,624	$17.89	1/2/2018	—	—
	2/19/2009	12,375	37,125	$14.48	2/19/2019	—	—
	2/19/2010	0	35,000	$17.90	2/19/2020	—	—
Nathan W. Franke	1/2/2008	12,500	12,500	$17.55	1/2/2018	—	—
	2/19/2009	12,375	37,125	$14.48	2/19/2019	—	—
	2/19/2010	0	35,000	$17.90	2/19/2020	—	—
Thomas Christopoul	1/26/2006	6,750	0	$28.95	1/26/2016	—	—
	1/3/2007	1,500	0	$32.35	1/3/2017	—	—
	1/2/2008	3,599	0	$17.55	1/2/2018	—	—
	6/2/2008	150,000	0	$20.46	6/2/2018	—	—
	2/19/2009	90,000	0	$14.48	2/19/2019	—	—
Karen Ferguson	4/1/2002	50,000	0	$14.33	4/1/2012	—	—
	2/14/2003	25,000	0	$8.27	2/14/2013	—	—
	7/30/2003	25,000	0	$11.96	7/30/2013	—	—
	2/23/2004	50,000	0	$15.38	2/23/2014	—	—
	2/10/2005	25,000	0	$24.46	2/10/2015	—	—
	2/17/2006	25,000	0	$27.41	2/17/2016	—	—
	2/1/2007	22,500	0	$31.80	2/1/2017	—	—
	3/27/2008	11,250	0	$17.89	3/27/2018	—	—
	2/19/2009	49,500	0	$14.48	2/19/2019	—	—

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each Named Officer’s continued employment, these options are scheduled to become vested over a four-year period, with one-fourth of each option grant becoming vested on each of the first four anniversaries of the grant date of the option, with the exception of 2,849 options awarded to Mr. Christopoul on January 2, 2008, during his term as a non-employee director of the Company and taken in lieu of a cash retainer, which were fully vested as of the grant date. The grant date of each option is included in the table above under Column (b). As described in the “Potential Payments Upon

Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain corporate transactions (including a change in control) or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with certain corporate transactions, including a change in control.

(4)	Mr. Cherbak’s restricted stock award vests in five substantially equal annual installments on the first five anniversaries of the grant date, subject to his continued employment through each vesting date.

(5)	The aggregate market value of outstanding restricted stock awards is based on the closing price of the Company’s common stock on May 28, 2010, (the last trading day of fiscal 2010) which was $16.14.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table presents information regarding the exercise of stock options by the Named Officers during our 2010 fiscal year, and on the vesting during our 2010 fiscal year of restricted stock awards held by the Named Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Donald B. Murray	—	—	—	—
Anthony Cherbak	—	—	5,000	83,450
Kate W. Duchene	—	—	—	—
Nathan W. Franke	—	—	—	—
Thomas D. Christopoul	—	—	—	—
Karen M. Ferguson	10,000	106,000	—	—

(1)	The dollar amounts shown for stock options in Column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

(2)	The dollar amounts shown for restricted stock awards in Column (e) above are determined by multiplying the number of shares of restricted stock that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on May 28, 2010, (the last trading day of fiscal 2010), (ii) outstanding stock options and restricted shares are substituted or assumed in connection with certain unusual or extraordinary transactions (including a change in control event) where the Company does not survive, and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with a change in control event, and (iii) the value of any stock options or shares of restricted stock that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on May 28, 2010, (the last trading day of fiscal year 2010) for restricted stock awards). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (including change in control transactions), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2010

The following sections describe the severance and/or change in control benefits provided under each of the Named Officers’ employment agreements as in effect at the end of fiscal 2010. Each of these agreements also includes post-termination confidentiality and non-solicitation covenants in favor of the Company.

Donald B. Murray

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that Mr. Murray’s employment is terminated by the Company without cause or by Mr. Murray for good reason (as such terms are defined in his employment agreement), or in the event that the Company elects not to extend the term of his employment agreement, Mr. Murray will be entitled to receive a lump sum payment equal to the sum of (1) three times his then current annual base salary rate plus (2) his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray will generally be entitled to continued participation in the Company’s group health insurance plans at the Company’s expense for up to three years following his termination of employment and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards.

Death or Disability.  In the event that Mr. Murray’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Murray would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

Change in Control.  In the event that any of Mr. Murray’s payments or benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Murray in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the executive’s employment agreement), the executive will be entitled to receive a lump sum payment equal to three and one-half times his or her then current annual base salary rate. In addition, the executive will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his or her termination of employment and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of the executive’s employment agreement, the executive would be entitled to the benefits set forth above except that the lump sum payment would equal two times his or her then current annual base salary rate. The executive’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.  In the event that the executive’s employment terminates due to his or her death or disability, the executive (or his or her estate) will be entitled to receive a prorated portion of his or her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards.

Change in Control.  If a change of control event (as such term is defined in the 2004 Plan) of the Company occurs, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards. In the event that any of the executive’s payments or benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code, the Company will make a “gross-up” payment to put the executive in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

The following table presents the Company’s estimate of the amount of the benefits to which each of the Named Officers would have been entitled had a change in control of the Company occurred on May 29, 2010, (and, as applicable, the executive’s employment with the Company had terminated under the circumstances described above on the same day).

				Continued	Equity	Incentive	Tax
			Cash	Health	Awards	Compensation	Gross	Total
Name	Base Salary ($)	Trigger	Severance ($)	Benefits ($)	($)(1)	($)	Up ($)	($)(2)
Donald B. Murray	583,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,749,000	42,222	112,050	197,449	0	2,100,721

		Death or Disability			112,050	197,449	0	309,499

		Election by Company Not to Renew	1,749,000	42,222	112,050	197,449	0	2,100,721

		Change in Control — No Termination of Employment					0

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,749,000	42,222	112,050	197,449	0	2,100,721

Anthony Cherbak	400,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,400,000	42,240	145,128	101,603	0	1,688,971

		Death or Disability			145,128	101,603	0	246,731

		Election by Company Not to Renew	800,000	42,240	145,128	101,603	0	1,088,971

		Change in Control — No Termination of Employment			145,128		0	145,128

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,400,000	42,240	145,128	101,603	0	1,688,971

Kate W. Duchene	330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	38,082	61,628	83,822	0	1,338,532

		Death or Disability			61,628	83,822	0	145,450

		Election by Company Not to Renew	660,000	38,082	61,628	83,822	0	843,532

		Change in Control — No Termination of Employment			61,628		0	61,628

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	38,082	61,628	83,822	0	1,338,532

Nathan W. Franke	330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	32,696	61,628	83,822	0	1,333,146

		Death or Disability			61,628	83,822	0	145,450

		Election by Company Not to Renew	660,000	32,696	61,628	83,822	0	838,146

		Change in Control — No Termination of Employment			61,628		0	61,628

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	32,696	61,628	83,822	0	1,333,146

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $16.14 (the closing price of our common stock on the last trading day of fiscal 2010) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock awards, this value is calculated by multiplying $16.14 by the number of shares subject to the accelerated portion of the award.

(2)	As noted above, each of the Named Officers would be entitled to a gross-up payment in the event that their benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code. We estimate that the payment of the foregoing amounts to each of the Named Officers (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 4999.

Severance Agreement with Thomas D. Christopoul

As noted above, Mr. Christopoul resigned as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors, effective July 22, 2009. In connection with his resignation, Mr. Christopoul entered into a severance and general release agreement with the Company. The agreement provided for Mr. Christopoul to receive (i) a lump sum payment equal to $3,500,000, plus an amount equal to his accrued vacation balance and earned and unpaid base salary, and (ii) his earned and unpaid bonus for the fiscal 2009 bonus period. Mr. Christopoul also received accelerated vesting of his then outstanding and unvested stock options awarded during the term of his employment, which remain exercisable for the duration of the term of the award (generally 10 years following the award date), and continued participation by Mr. Christopoul and his dependents in the Company’s group health insurance plans for up to three years at the Company’s expense. The agreement also includes a mutual release of claims by Mr. Christopoul and the Company, as well as certain restrictive covenants by Mr. Christopoul for the benefit of the Company. The payments made to Mr. Christopoul for fiscal 2010 under the agreement are reported in the “Summary Compensation Table — Fiscal 2010” and accompanying footnotes above.

Severance Agreement with Karen M. Ferguson

As noted above, Ms. Ferguson resigned as the Company’s Vice President and Chief Strategy Officer and as a member of the Company’s Board of Directors, effective August 21 and August 17, 2009, respectively. In connection with her resignation, Ms. Ferguson entered into a severance and general release agreement with the Company. The agreement provided for Ms. Ferguson to receive (i) a lump sum payment equal to $1,155,000, plus an amount equal to her accrued vacation balance and earned and unpaid base salary, (ii) four monthly payments of $31,182.69 and (iii) her earned and unpaid bonus for the fiscal 2009 bonus period. Ms. Ferguson also received accelerated vesting of her then outstanding and unvested stock options, which remain exercisable for the duration of the term of the award (generally 10 years following the award date), and continued participation by Ms. Ferguson and her dependents in the Company’s group health insurance plans for up to two years at the Company’s expense. The agreement also includes a mutual release of claims by Ms. Ferguson and the Company, as well as certain restrictive covenants by Ms. Ferguson for the benefit of the Company. The payments made to Ms. Ferguson for fiscal 2010 under the agreement are reported in the “Summary Compensation Table — Fiscal 2010” and accompanying footnotes above.

Policy Regarding Treatment of Related Party-Transactions

The Company’s policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal year 2010, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of September 2, 2010, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 46,045,684 shares of common stock outstanding as of September 2, 2010.

	Number of Shares	Percentage of Shares
Directors and Named Officers	Beneficially Owned	Outstanding**

Donald B. Murray(1)	1,958,029	4.2%
Karen M. Ferguson(2)	433,500	*
Thomas D. Christopoul(3)	275,665	*
Kate W. Duchene(4)	267,604	*
Anthony Cherbak(5)	94,639	*
A. Robert Pisano(6)	37,542	*
Nathan W. Franke(7)	32,507	*
Jolene Sykes-Sarkis(8)	22,397	*
Neil Dimick(9)	20,500	*
Anne Shih(10)	17,750	*
Robert Kistinger(11)	13,500	*
Susan Crawford(12)	4,578	*
Michael Wargotz(13)	2,250	*
Executive Officers and Directors as a group (11 persons)	2,471,296	5.2%

	Number of Shares	Percentage of
5% Stockholders	Beneficially Owned	Shares Outstanding

Wasatch Advisors, Inc.(14)	3,865,176	8.4%
TimesSquare Capital Management, LLC(15)	3,629,002	7.9%
T. Rowe Price Associates Inc.(16)	3,621,309	7.9%
Wells Fargo & Company and related parties(17)	3,567,601	7.7%
Capital World Investors(18)	3,477,500	7.6%
BlackRock, Inc.(19)	3,280,007	7.1%

*	Represents less than 1%.

**	We determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We deem shares subject to options that are currently exercisable or exercisable within 60 days after September 2, 2010, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(1)	Includes shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Mr. Murray is the beneficial owner of 677,910 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(2)	Based on the number of shares known by the Company to be beneficially owned by Ms. Ferguson as of August 21, 2009, the date of her resignation from her position as the Company’s Executive Vice President and Chief Strategy Officer, including 283,250 options exercisable within 60 days of September 2, 2010.

(3)	Based on the number of shares known by the Company to be beneficially owned by Mr. Christopoul as of July 22, 2009, the date of his resignation from the Company’s Board of Directors and from his position as the Company’s President and Chief Executive Officer, including 251,849 options exercisable within 60 days of September 2, 2010.

(4)	Ms. Duchene is the beneficial owner of 200,298 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(5)	Includes shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak. Trustees and shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak is the beneficial owner of 60,439 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(6)	Mr. Pisano is the beneficial owner of 37,542 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(7)	Mr. Franke is the beneficial owner of 24,875 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(8)	Ms. Sarkis is the beneficial owner of 22,397 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(9)	Mr. Dimick is the beneficial owner of 20,500 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(10)	Includes 11,000 shares beneficially owned and jointly held by Ms. Shih and her husband. Ms. Shih is the beneficial owner of 6,750 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(11)	Mr. Kistinger is the beneficial owner of 13,500 shares of common stock subject to options exercisable within 60 days of September 2, 2010.

(12)	Ms. Crawford is the beneficial owner of 4,578 shares of common stock subject to options exercisable with 60 days of September 2, 2010.

(13)	Mr. Wargotz is the beneficial owner of 2,250 shares of common stock subject to options exercisable with 60 days of September 2, 2010.

(14)	According to a Schedule 13G/A filed with the SEC by Wasatch Advisors, Inc., dated February 16, 2010, Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 3,865,176 shares of common stock. The address of Wasatch Advisors, Inc., listed in the Schedule 13G/A is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(15)	According to a Schedule 13G/A filed with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”), dated February 8, 2010, TimesSquare has sole voting power with respect to 3,190,502 shares of common stock and sole dispositive power with respect to 3,629,002 shares of common stock. The address of TimesSquare listed in the Schedule 13G is 1177 Avenue of the Americas, 39th F, New York, New York 10036.

(16)	According to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) dated February 12, 2010, Price Associates, Inc. has sole voting power with respect to 884,909 shares of common stock and sole dispositive power with respect to 3,621,309 shares of common stock. The address of Price Associates listed in the Schedule 13G/A is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17)	According to a Schedule 13G/A filed with the SEC by Wells Fargo & Company on its behalf and on behalf of specified subsidiaries, dated January 29, 2010, Wells Fargo & Company has sole voting power with respect to 2,078,274 shares of common stock, shared voting power with respect to 345 shares of common stock, sole dispositive power with respect to 3,561,243 shares of common stock and shared dispositive power with respect to 555 shares of common stock. According to the Schedule 13G/A, such amounts include 2,925,391 shares of common stock beneficially owned by Wells Capital Management Incorporated (“WCMI”), a subsidiary of Wells Fargo & Company, for which WCMI has sole voting power over 734,661 shares and sole dispositive power over 2,925,391 shares. The address of Wells Fargo & Company as listed in the Schedule 13G/A is 420 Montgomery Street, San Francisco, CA 94163 and the address of WCMI as listed in the Schedule 13G/A is 525 Market St., 10th Floor, San Francisco, CA 94105.

(18)	According to a Schedule 13G/A filed with the SEC by Capital World Investors, dated February 5, 2010, Capital World Investors has sole voting power and sole dispositive power with respect to 3,477,500 shares of common stock. These securities are owned by various investment companies registered under Section 8 of the Investment Company Act of 1940 to which Capital World Investors acts as investment Advisor. Capital world Investors holds more than 5% of our common stock on behalf of SMALLCAP World Fund, Inc. The address of Capital World Investors as listed in the Schedule 13G/A is 333 South Hope Street, Los Angeles, CA 90071.

(18)	According to a Schedule 13G filed with the SEC by BlackRock, Inc, dated January 20, 2010, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 3,280,007 shares of common stock. The address of BlackRock, Inc. as listed in the Schedule 13G is 40 East 52nd Street, New York, NY 10022.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the office of the United States Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.resourcesglobal.com.

By order of the Board of Directors,

Kate W. Duchene
Chief Legal Officer and Secretary

Irvine, California
September 16, 2010

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED VOTING OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE
YOUR SHARES BY TELEPHONE OR USING THE INTERNET

ANNUAL MEETING OF STOCKHOLDERS OF
RESOURCES CONNECTION, INC.
October 28, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.resourcesglobal.com/index.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20230000000000000000 0	102810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	Nominees for a three-year term as a member of the Company’s Board of Directors:				2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Neil F. Dimick
		¡	Anthony Cherbak		3.	In their discretion, upon any other matters as may properly come before the meeting or at any postponement or adjournment thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)					THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP IN PROPOSAL 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
RESOURCES CONNECTION, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING, OCTOBER 28, 2010

     The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 29, 2010; and, revoking any proxy previously given, hereby constitutes and appoints Kate W. Duchene and Nathan W. Franke, and each of them, as its true and lawful agents and proxies with full power of substitution in each, to vote all shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine, California 92614,on October 28, 2010, at 1:30 p.m. local time, and at any postponement or adjournment thereof, on all matters coming before said meeting.

(Continued and to be signed on the reverse side)

14475